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EXHIBIT 12


                         BAY VIEW CAPITAL CORPORATION
           COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

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
                                                                      Nine Months Ended
                                                                    9/30/00       9/30/99
                                                                    -------       -------
Earnings (Loss):

        Earnings (loss) before income tax expense                   (249,368)        44,181
        Add:
        Interest on advances and other borrowings                     97,336         85,457
        Interest component of rental expense                           1,943          1,418
                                                                 ---------------------------
        Earnings loss before fixed charges excluding
         interest on customer deposits                              (150,089)       131,056
        Interest on customer deposits                                128,868        103,061
                                                                 ---------------------------
        Earnings loss before fixed charges                           (21,221)       234,117
                                                                 ===========================

Fixed Charges:
        Interest on advances and other borrowings                     97,336         85,457
        Interest component of rental expense                           1,943          1,418
                                                                 ---------------------------
        Fixed charges excluding interest on
         customer deposits                                            99,279         86,875
        Interest on customer deposits                                128,868        103,061
                                                                 ---------------------------
        Total fixed charges                                          228,147        189,936
                                                                 ===========================
Ratio of earnings (loss) to fixed charges including interest
 on customer deposits                                                  (0.09)          1.23

Ratio of earnings (loss) to fixed charges excluding interest
 on customer deposits                                                  (1.51)          1.51
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